Exhibit 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell, CEO
Spatializer Audio Laboratories, Inc.
408-453-4180 Ext.201
investor@spatializer.com
SPATIALIZER AUDIO LABORATORIES, INC. REPORTS
CONTINUED PROFITABILITY IN THE SECOND
QUARTER 2005
Revenues Increase 83% Over the Prior Year
     San Jose, Calif., August 10, 2005- Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) today announced financial results for the second quarter ended June 30, 2005.
     Revenues increased to $429,000 for the quarter ended June 30, 2005 compared to $235,000 for the quarter ended June 30, 2004, an increase of 83%. Revenues in the six months ended June 30, 2005 were $761,000, compared to revenues of $406,000 in the comparable period last year, an increase of 87%.
     Net income in the three months ended June 30, 2005 was $58,000, $0.00 basic per share, compared with net loss of ($123,000) ($0.00) basic per share in the comparable period last year. Net income in the six months ended June 30, 2005 was $68,000, $0.00 basic per share, compared with net loss of ($247,000) ($0.01) basic per share in the comparable period last year.
     At June 30, 2005, the Company had $729,000 in cash and cash equivalents as compared to $871,000 at December 31, 2004. Working capital was $693,000 at June 30, 2005 as compared with working capital of $603,000 at December 31, 2004
     Revenues in the three and six months ended June 30, 2005 increased due to greater usage of the Company’s technology in mobile telephones and the continued recognition of deferred revenue on a royalty prepayment received in the third quarter of 2004.
     “We continue to make progress in the cell phone market which is having a positive effect on our revenue stream,” stated Henry R. Mandell, chairman and chief executive officer. “In addition, our licensing arrangement with Samsung for its mobile music player and DVD decoder chips continues to have a significant impact on our current revenues, as we expected.”

     Mandell continued, “While we are cautiously optimistic for our business going forward, this is a very competitive environment which poses market risk. Timing of design-ins and licensee product roll-out is beyond our control. For example, revenue from the initial Samsung license pre-payment will be fully recognized in the third quarter of 2005 and future revenue from this license will be based on the sales volume of these chips by Samsung and the timing of such shipments. The timing of product launch in the cell phone market is also in the hands of the OEM and system operator and volume is determined by market acceptance of a particular Spatializer-equipped handset.”
     “Nevertheless, our stepped-up promotion efforts in Greater China and Korea are well received and the number of chip alliances and resulting increased availability on a wider range of chip platforms is gaining momentum,” concluded Mr. Mandell. “Our Asian Development Center in India is providing us with the engineering resources to fuel this momentum. Multimedia mobility lends itself very well, we believe, to the mobile audio enhancement technology that we offer. As more and new product prospects are introduced to the Spatializer advantage, we expect that we will be able to convert this interest to new royalty-bearing licenses in the future.”
About Spatializer
Spatializer Audio Laboratories Inc. is a leading developer, licensor and marketer of next-generation technologies for the consumer electronics, computing and mobile handset markets. The company’s advanced audio technology is incorporated into products from global brand leaders including Toshiba, Sanyo and Sharp , among others. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, CA, with executive offices in Westlake Village, CA and representative offices throughout the Asia Pacific region. Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer SEC filings, and by contacting the company’s Investor Relations Department at 408-453-4180 or by writing to investor@spatializer.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this news release, including the comments by Mr. Mandell in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(r) and the circle-in-the-square device are registered trademarks of Desper Products Inc. All other trademarks are the property of their respective owners. Copyright (c) 2005 Spatializer Audio Laboratories, Inc.
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SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Month Period Ended		For the Six Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenues :
License Revenues	$—	$—	$—	$—
Royalty Revenues	428,912	234,860	760,863	405,539
Product Revenues	—	—	—	—

	428,912	234,860	760,863	405,539
Cost of Revenues	42,890	18,133	76,762	35,138

Gross Profit	386,022	216,727	684,101	370,401
Operating Expenses :
General and Administrative	189,723	206,284	340,924	372,913
Research and Development	83,358	106,223	182,649	201,788
Sales and Marketing	56,201	21,859	95,454	35,478

	329,282	334,366	619,027	610,179

Operating (Loss)	56,740	(117,639)	65,074	(239,778)
Interest and Other Income	3,696	948	6,616	1,889
Interest and Other Expense	(2,870)	(4,168)	(4,110)	(6,766)

	826	(3,220)	2,506	(4,877)

Income (Loss) Before Income Tax	57,566	(120,859)	67,580	(244,655)
Income Taxes	—	(2,400)	—	(2,400)

Net Income (Loss)	$57,566	$(123,259)	$67,580	$(247,055)

Basic and Diluted Earnings Per S	$0.00	$(0.00)	$0.00	$(0.01)

Weighted Average Shares Outstanding	46,975,365	46,975,365	46,975,365	46,975,365

See notes to the financial statements

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS

	June 30,	December 31,
	2005	2004
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$729,336	$871,155
Accounts Receivable, net	180,385	325,712
Prepaid Expenses and Deposits	66,721	70,940

Total Current Assets	976,442	1,267,807

Property and Equipment, net	26,381	29,527
Intangible Assets, net	146,730	166,710

Total Assets	$1,149,553	$1,464,044

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Note Payable	67,090	66,252
Accounts Payable	24,446	71,873
Accrued W ages and Benefits	39,927	50,446
Accrued Professional Fees	10,000	20,000
Accrued Commissions	29,335	32,182
Accrued Expenses	33,979	32,979
Deferred Revenue	78,279	391,395

Total Current Liabilties	283,056	665,127

Commitments and Contingencies

Series B-1, Redeemable Convertible Preferred shares, $.01 par value, 1,000,000 shares authorized, 118,351 shares issued and outstanding at June 30, 2005 and December 31, 2004	1,182	1,182
Shareholders’ Equity:
Common shares, $.01 par value, 65,000,000 shares authorized, 46,975,365 shares issued and outstanding at June 30, 2005 and December 31, 2004.	469,754	469,754
Additional Paid-In Capital	46,428,866	46,428,866
Accumulated Deficit	(46,033,305)	(46,100,885)

Total Shareholders’ Equity	865,315	797,735

	$1,149,553	$1,464,044

See notes to the financial statements
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